Exhibit 99.3

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP DECLARES SPECIAL $3.00 PER SHARE DIVIDEND

Houston, Texas, May 21, 2013 – Plains Exploration & Production Company (NYSE: PXP) announces that PXP’s Board of Directors has declared a special one-time cash dividend of $3.00 per share, payable to PXP stockholders as of May 30, 2013, the dividend record date. The dividend is conditioned upon and will be paid immediately prior to or upon the completion of PXP’s merger with Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX). The merger is expected to close on May 31, 2013, subject to the satisfaction of all conditions to closing.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Deepwater Gulf of Mexico. PXP is headquartered in Houston, Texas. Additional information about PXP is available on PXP’s website at www.pxp.com.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

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